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ASSOCIATED NATURAL GAS CORPORATION


                             N E W S  R E L E A S E
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CONTACTS:
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Associated Natural Gas Corporation      Grand Valley Gas Company
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Donald H. Anderson, President            Jeff J. Fishman, President
Harold R. Logan, Jr., Sr. V.P./Finance   Michael D. Fowler, V.P./Treasurer
303-595-3331                             801-531-4400



Monday, February 21, 1994
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Denver, Colorado - Associated Natural Gas Corporation (NYSE:NGA) and Grand
Valley Gas Company (NASDAQ:GVGC) today announced that the companies have signed a definitive agreement to merge. Consummation of the transaction is conditioned on, among other things, completion of due diligence by both companies, the approval of GVGC's shareholders and approval of all applicable regulatory authorities. It is anticipated that the merger will be completed and effective by July 1, 1994. Terms of the agreement call for the exchange of .25 shares of NGA stock for each share of GVGC. Approximately 1.6 million shares of NGA stock will be issued.

The combined companies will market approximately 2.3 BCF per day of natural gas and will serve the North American natural gas market. Management of both companies believes the expanded national presence resulting from the merger will better enable the combined entity to serve its utility, end-user and producer customers.

Associated Natural Gas Corporation, headquartered in Denver, Colorado, is engaged in the business of purchasing, gathering, transporting, processing, and marketing natural gas, natural gas liquids, and crude oil to industrial end-users, local distribution companies, liquid petroleum wholesalers and retailers and refiners. NGA's pipeline and processing facilities include 32 natural gas gathering systems; 13 natural gas processing plants; 5 natural gas liquid fractionation facilities; 2 natural gas liquids transmission pipelines; and extensive crude oil gathering and transmission systems covering southern Oklahoma, north
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ASSOCIATED NATURAL GAS CORPORATION

Texas, and south Texas. These facilities, situated in major natural gas and crude oil producing regions of the United States, connect over 7,600 wells to approximately 9,000 miles of NGA-owned pipeline. At December 31, 1993, NGA marketed in excess of 1.6 billion cubic feet of natural gas per day and over 36,000 bbls per day of natural gas liquids and 60,000 bbls per day of crude oil. For the 12 months ended December 31, 1993, NGA's total revenues were $1.5 billion.

Headquartered in Salt Lake City, Utah, Grand Valley Gas Company is an 11-year-old natural gas marketing company with natural gas gathering, processing and storage operations in New Mexico, Kansas, Texas, Oklahoma, Wyoming and Utah. GVGC's principal sales regions are the Pacific Northwest, Rocky Mountains, western Canada and California, three of which are not currently served by NGA. GVGC also has a Canadian gas supply presence and maintains an office in Calgary, Alberta. Other offices are located in Irvine, California; Tulsa, Oklahoma; and Vancouver, Washington. For the 12 months ended November 30, 1993, GVGC marketed over 500 MMCF of natural gas per day and had total revenues of $324.0 million.

Because of required approvals and other conditions, no assurance can be given that the transaction will be consummated, or will be completed within the time frame referenced.



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